Exhibit 99.1

DJO Investor/Media Contact: DJO Global, Inc. Mark Francois, Director of Investor Relations 760.734.4766 mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES OFFERING OF $300 MILLION OF SENIOR UNSECURED NOTES IN
CONNECTION WITH ACQUISITION OF THERAPEUTIC FOOTWEAR PROVIDER, DR. COMFORT

SAN DIEGO, CA April 4, 2011 — DJO Global, Inc. (“DJO” or the “Company”) today announced that its indirect wholly owned subsidiaries, DJO Finance LLC (“DJOFL”) and DJO Finance Corporation, a wholly owned subsidiary of DJOFL (“DJOFC” and together with DJOFL, the “Issuers”), intend to offer, in a private offering subject to market and other conditions, $300 million aggregate principal amount of senior unsecured notes due 2018 (the “notes”).  Obligations under the notes will be guaranteed by all existing and future domestic subsidiaries that guarantee DJOFL’s existing senior secured credit facilities, senior unsecured notes due 2014 and senior subordinated notes due 2017. DJOFL intends to use the net proceeds from the offering to fund the estimated $254.6 million purchase price for the acquisition of Rikco International, LLC, D/B/A Dr. Comfort (“Dr. Comfort”), a provider of therapeutic footwear, pay estimated fees and expenses associated with the acquisition and the related financing and repay an estimated $25.4 million of borrowings currently outstanding on DJOFL’s senior secured revolving credit facility.

The notes will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The initial issuance and sale of the notes will not be registered under the Securities Act, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the Issuers’ Securities and Exchange Commission filings. Past results of the Issuers are not necessarily indicative of future results. The Company and the Issuers do not undertake any obligation to update any forward-looking statement.

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